MDU Resources Announces Five-Year Capital Investment Plan
BISMARCK, N.D. — Nov. 22, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today announced its plans to make capital investments totaling $3.5 billion over the five-year period from 2023 to 2027.

“Our capital investment plan includes a number of key projects that are expected to provide organic growth across our businesses, with particular emphasis on upgrades and expansions to our electric transmission and distribution infrastructure and our natural gas transportation and distribution systems,” said David L. Goodin, president and CEO of MDU Resources. “These capital investments encompass all our businesses while we continue to make progress toward our strategic initiatives of creating two pure-play public companies.”

On Aug. 4, the company announced its intent to separate Knife River Corporation, which is expected to be effected as a tax-free spinoff to MDU Resources shareholders. In addition, on Nov. 3, the company announced a strategic review process for MDU Construction Services Group, Inc. The company plans to provide a progress update in mid-December on its strategic initiatives.

Capital Expenditures
	Forecast				Actual + 2022 Forecast	Forecast
	2022	2023	2024	2025	2018-2022	2023-2027
	(in millions)
Regulated energy delivery
Electric	$156	$112	$127	$130	$638	$823
Natural gas distribution	236	224	311	260	1,012	1,266
Pipeline	71	145	117	127	509	458
	463	481	555	517	2,159	2,547
Construction materials and services
Construction materials and contracting	189	125	183	173	1,268	804
Construction services	47	38	34	34	246	178
	236	163	217	207	1,514	982
Total*	$699	$644	$772	$724	$3,673	$3,529
* Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property.

MDU Resources plans to make substantial investments in its utility operations with a 27% increase in capital expenditures compared to the previous five years. The company anticipates its electric and natural gas utilities will grow rate base by approximately 6%-7% annually over the next five years on a compound basis. Customer growth is expected to continue at a rate of 1%-2% annually across the company's eight-state service territory.

The outlined capital investment plan includes meeting service needs related to customer growth as well as replacing, expanding and modernizing infrastructure within the electric and natural gas distribution systems. These infrastructure investments will provide enhanced reliability and safety across the company's systems, in addition to serving a growing customer base. The plan includes construction of transmission and substations, power production upgrades and improvements, and the recently announced Jamestown-to-Ellendale 345-kilovolt transmission project in North Dakota, which is estimated to cost $439 million and of which the company expects to invest 50% or $220 million, recovered through a MISO rate.

Capital investments at the pipeline business reflect a continued focus on organic growth. The plan includes several expansion projects, including the previously announced Wahpeton Expansion project in North Dakota, which collectively would add more than 300 million cubic feet per day of incremental natural gas transportation capacity. These projects support industrial customers, local distribution companies and electric power generation natural gas demand. Additionally, some projects also will help reduce natural gas flaring in the Bakken while allowing producers to move more gas to market. This business is focused on growth through additional system expansions and potential industrial-related projects.

At Knife River, the construction materials business, capital expenditures will be focused primarily on organic expansion opportunities and normal equipment and plant replacements and upgrades. The company expects public sector workload growth from infrastructure spending initiatives, specifically benefiting from the Infrastructure Investment and Jobs Act and Inflation Reduction Act providing long-term opportunities across the company's footprint.

Capital expenditures at MDU Construction Services Group, the construction services business, will be focused primarily on normal equipment replacements and upgrades. The company also expects public sector workload growth for this business from the Infrastructure Investment and Jobs Act and Inflation Reduction Act.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors. Acquisitions would be incremental to the company's 2023 to 2027 outlined capital investment plan. The company will provide updates as it identifies opportunities outside the plan.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, underlying expectations, whether or not the Knife River separation occurs, potential outcomes of the strategic review of MDU Construction Services Group, and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-K and subsequent filings with the SEC.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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